EXHIBIT 99.1
Element Solutions Inc
Announces 2023 Fourth Quarter and Full Year Financial Results

•2023 net sales of $2.33 billion, a decrease of 8% on a reported basis or 5% on an organic basis from 2022
•2023 reported net income of $118 million, compared to $188 million in 2022, a decrease of 37% on a reported basis
•2023 adjusted EBITDA of $482 million, compared to $527 million in 2022, a decrease of 8% on a reported basis and 6% on a constant currency basis
•2023 cash flows from operating activities of $334 million; 2023 free cash flows of $282 million
•Introduces 2024 full year financial guidance:
◦Adjusted EBITDA in the range of $510 million and $530 million
◦2024 expected free cash flow in the range of $280 million to $300 million
Miami, Fla., February 20, 2024 -- Element Solutions Inc (NYSE:ESI) (“Element Solutions” or the “Company”), a global and diversified specialty chemicals company, today announced its financial results for the three and twelve months ended December 31, 2023.
Executive Commentary
President and Chief Executive Officer Benjamin Gliklich commented, “Element Solutions demonstrated the resilience and quality of its businesses in a challenging 2023 for the electronics industry. We delivered on our through-the-cycle commitment to outperform our end markets, preserve profitability and generate strong cash flow. Though sales and volumes declined, through proactive cost management and prudent pricing discipline, we saw no degradation in our margins. We seized the market dislocation to enhance our value proposition in the highest end of the electronics industry with two highly strategic acquisitions. We also grew free cash flow 12%. Overall, through organic and inorganic investment, we positioned the business to benefit disproportionately from a recovery in our core markets. Fourth quarter results demonstrate that recovery is underway. Our circuitry and semiconductor businesses returned to organic growth, and overall, we delivered adjusted EBITDA growth of 11%.”
Mr. Gliklich continued, “We have solid grounding for optimism in 2024. Inventory in our supply chains has largely cleared, and customer order activity year-to-date has improved sequentially. Smartphone units are expected to grow this year, and the semiconductor market is recovering. Additionally, our gross margins have continued to expand as input pressure has eased. We expect adjusted EBITDA for this year of between $510 million and $530 million. This represents constant currency growth of between 8% and 12%, which is even more significant given the headwinds of reversing certain variable cost actions taken in 2023. This would be a new record in adjusted EBITDA for ESI, on a constant currency basis, despite the semiconductor and smartphone markets being forecast to remain below their previous peaks. We have growing evidence that the drivers of our market growth and our ability to outperform should be durable beyond 2024.”
Fourth Quarter 2023 Highlights (compared with fourth quarter 2022):
•Net sales on a reported basis for the fourth quarter of 2023 were $573 million, relatively flat over the fourth quarter of 2022. Organic net sales decreased 3%.
◦Electronics: Net sales increased 4% to $352 million. Organic net sales decreased 1%.
◦Industrial & Specialty: Net sales decreased 6% to $221 million. Organic net sales decreased 7%.
•Fourth quarter of 2023 earnings per share (EPS) performance:
◦GAAP diluted EPS was $0.32, as compared to $0.05 for the same period last year.
◦Adjusted EPS was $0.32, as compared to $0.29 for the same period last year.
•Reported net income for the fourth quarter of 2023 was $77 million, as compared to $13 million for the fourth quarter of 2022, an increase of 498%.
◦Net income margin increased by 1,120 basis points to 13.5%.

•Adjusted EBITDA for the fourth quarter of 2023 was $120 million, as compared to $108 million for the fourth quarter of 2022, an increase of 11%. On a constant currency basis, adjusted EBITDA increased 11%.
◦Electronics: Adjusted EBITDA was $78 million, an increase of 15%. On a constant currency basis, adjusted EBITDA increased 16%.
◦Industrial & Specialty: Adjusted EBITDA was $42 million, an increase of 4%. On a constant currency basis, adjusted EBITDA increased 3%.
◦Adjusted EBITDA margin increased by 210 basis points to 20.9%. On a constant currency basis, adjusted EBITDA margin increased by 220 basis points.
Full Year 2023 Highlights (compared with full year 2022):
•Net sales on a reported basis for the full year 2023 were $2.33 billion, a decrease of 8% over the prior full year period. Organic net sales decreased 5%.
◦Electronics: Net sales decreased 12% to $1.41 billion. Organic net sales decreased 7%.
◦Industrial & Specialty: Net sales decreased 2% to $919 million. Organic net sales decreased 2%.
•Full year 2023 EPS performance:
◦GAAP diluted EPS was $0.48, as compared to $0.75 for 2022.
◦Adjusted EPS was $1.29, as compared to $1.41 for 2022.
•Reported net income for the full year 2023 was $118 million, as compared to $188 million for 2022.
◦Net income margin decreased by 230 basis points to 5.1%.
•Adjusted EBITDA for the full year 2023 was $482 million, as compared to $527 million for 2022. On a constant currency basis, adjusted EBITDA decreased 6%.
◦Electronics: Adjusted EBITDA was $318 million, a decrease of 12%. On a constant currency basis, adjusted EBITDA decreased 9%.
◦Industrial & Specialty: Adjusted EBITDA was $165 million, a decrease of 1%. On a constant currency basis, adjusted EBITDA increased 1%.
◦Adjusted EBITDA margin remained relatively flat at 20.7%. On a constant currency basis, adjusted EBITDA margin increased by 20 basis points.

2024 Guidance

For the full year 2024, the Company expects adjusted EBITDA to be in the range of $510 million to $530 million and free cash flow in the range of $280 million to $300 million. In addition, the Company expects first quarter 2024 adjusted EBITDA to be in the range of $120 million to $125 million.

Recent Developments
Syndication of $1.15 Billion Term Loans and Debt Reduction - In December 2023, the Company successfully completed the syndication of $1.15 billion of new term loans B-2, which mature in December 2030. The proceeds of this transaction, together with cash on hand, were used to prepay its then existing $1.11 billion term loans B-1 and $150 million term loans A, reducing the Company's gross debt by approximately $105 million. As a result of the swap agreements associated with the new term loans B-2, the Company's effective interest rate was approximately 3.3% at December 31, 2023 with approximately 80% of its capital structure fixed through 2028.
Cash Dividends - On February 13, 2024, the Board of Directors of the Company declared a cash dividend of $0.08 per outstanding share of its common stock. The dividend is expected to be paid on March 15, 2024 to stockholders of record at the close of business on March 1, 2024. For the full year 2023, approximately $77.4 million was returned to the Company's stockholders in the form of cash dividends.

Conference Call
Element Solutions will host a webcast/dial-in conference call to discuss its 2023 fourth quarter and full year financial results at 8:30 a.m. (Eastern Time) on Wednesday, February 21, 2024. Participants on the call will include President and Chief Executive Officer Benjamin Gliklich, Chief Financial Officer Carey J. Dorman, and Executive Chairman Sir Martin E. Franklin.

To listen to the call by telephone, please dial 888-510-2346 (domestic) or 646-960-0111 (international) and provide the Conference ID: 3799230. The call will be simultaneously webcast at www.elementsolutionsinc.com. A replay of the call will be available after completion of the live call at www.elementsolutionsinc.com.
About Element Solutions
Element Solutions Inc is a leading global specialty chemicals company whose businesses supply a broad range of solutions that enhance the performance of products people use every day. Developed in multi-step technological processes, these innovative solutions enable customers' manufacturing processes in several key industries, including consumer electronics, power electronics, semiconductor fabrication, communications and data storage infrastructure, automotive systems, industrial surface finishing, consumer packaging and offshore energy.
More information about the Company is available at www.elementsolutionsinc.com.

Forward-Looking Statements
This release is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 as it contains "forward-looking statements" within the meaning of the federal securities laws. These statements will often contain words such as "expect," "anticipate," "project," "will," "should," "believe," "intend," "plan," "assume," "estimate," "predict," "seek," "continue," "outlook," "may," "might," "aim," "can have," "likely," "potential," "target," "hope," "goal," "priority," "guidance" or "confident" and variations of such words and similar expressions. Examples of forward-looking statements include, but are not limited to, statements, beliefs, projections and expectations regarding market position to benefit disproportionately from a recovery in core markets in 2024, including in the smartphone and semiconductor markets; growth in the Company's circuitry and semiconductor businesses; gross margin improvements; first quarter 2024 guidance for adjusted EBITDA; full year 2024 guidance for adjusted EBITDA, constant currency adjusted EBITDA growth, and free cash flow; and growing evidence in drivers of market growth and ability to outperform in 2024. These projections and statements are based on management's estimates, assumptions or expectations with respect to future events and financial performance, and are believed to be reasonable, though are inherently uncertain and difficult to predict. Such projections and statements are based on the assessment of information available as of the current date, and the Company does not undertake any obligations to provide any further updates. Actual results could differ materially from those expressed or implied in the forward-looking statements if one or more of the underlying estimates, assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the war between Russia and Ukraine and the Israel-Hamas conflict and other hostilities in the Middle-East as well as actions in response thereto and their impact on market conditions and the global economy; the continuing economic impact of the coronavirus (COVID-19) and its variants on the global economy and supply chains; price volatility and cost environment; inflation and fluctuations in foreign exchange rates; outstanding debt and debt leverage ratio; shares repurchases; debt and/or equity issuance or retirement; expected returns to stockholders; and the impact of acquisitions, divestitures, restructurings, refinancings, impairments and other unusual items, including the Company's ability to integrate and obtain the anticipated benefits, results and synergies from these items or other related strategic initiatives. Additional information concerning these and other factors that could cause actual results to vary is, or will be, included in the Company's periodic and other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

ELEMENT SOLUTIONS INC
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(dollars in millions, except per share amounts)	2023	2022	2023	2022
Net sales	$573.4	$573.8	$2,333.2	$2,549.4
Cost of sales	353.1	355.8	1,414.7	1,596.7
Gross profit	220.3	218.0	918.5	952.7
Operating expenses:
Selling, technical, general and administrative	151.0	147.3	596.8	578.6
Research and development	13.8	10.6	68.1	48.8
Goodwill impairment	—	—	80.0	—
Total operating expenses	164.8	157.9	744.9	627.4
Operating profit	55.5	60.1	173.6	325.3
Other (expense) income:
Interest expense, net	(12.3)	(11.6)	(49.3)	(51.2)
Foreign exchange (loss) gain	(0.7)	(7.9)	7.9	(5.0)
Other (expense) income, net	(4.9)	(2.3)	(3.1)	2.9
Total other expense	(17.9)	(21.8)	(44.5)	(53.3)
Income before income taxes and non-controlling interests	37.6	38.3	129.1	272.0
Income tax benefit (expense)	40.4	(25.4)	(13.0)	(85.8)
Net income from continuing operations	78.0	12.9	116.1	186.2
(Loss) income from discontinued operations, net of tax	(0.8)	—	2.1	1.8
Net income	77.2	12.9	118.2	188.0
Net income attributable to non-controlling interests	(0.1)	(0.2)	(0.1)	(0.8)
Net income attributable to common stockholders	$77.1	$12.7	$118.1	$187.2

Earnings per share
Basic from continuing operations	$0.32	$0.05	$0.48	$0.75
Basic from discontinued operations	—	—	0.01	0.01
Basic attributable to common stockholders	$0.32	$0.05	$0.49	$0.76

Diluted from continuing operations	$0.32	$0.05	$0.48	$0.75
Diluted from discontinued operations	—	—	0.01	0.01
Diluted attributable to common stockholders	$0.32	$0.05	$0.49	$0.76

Weighted average common shares outstanding
Basic	241.5	241.2	241.4	245.1
Diluted	241.9	241.6	241.8	245.8

ELEMENT SOLUTIONS INC
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,
(dollars in millions)	2023	2022
Assets
Cash & cash equivalents	$289.3	$265.6
Accounts receivable, net of allowance for doubtful accounts of $12.6 and $14.4 at December 31, 2023 and 2022, respectively	461.8	455.8
Inventories	298.9	290.7
Prepaid expenses	32.5	38.5
Other current assets	115.0	138.1
Total current assets	1,197.5	1,188.7
Property, plant and equipment, net	296.9	277.2
Goodwill	2,336.7	2,412.8
Intangible assets, net	879.3	805.5
Deferred income tax assets	120.5	51.5
Other assets	143.2	168.0
Total assets	$4,974.1	$4,903.7
Liabilities and stockholders' equity
Accounts payable	$140.6	$132.2
Current installments of long-term debt	11.5	11.5
Accrued expenses and other current liabilities	217.3	200.7
Total current liabilities	369.4	344.4
Debt	1,921.0	1,883.8
Pension and post-retirement benefits	28.1	36.7
Deferred income tax liabilities	108.9	121.2
Other liabilities	202.4	168.5
Total liabilities	2,629.8	2,554.6
Stockholders' equity
Common stock, 400.0 shares authorized (2023:266.2 shares issued; 2022: 265.1 shares issued)	2.7	2.7
Additional paid-in capital	4,196.9	4,185.9
Treasury stock (2023: 24.6 shares; 2022: 24.3 shares)	(341.9)	(334.2)
Accumulated deficit	(1,183.3)	(1,223.8)
Accumulated other comprehensive loss	(345.9)	(298.1)
Total stockholders' equity	2,328.5	2,332.5
Non-controlling interests	15.8	16.6
Total equity	2,344.3	2,349.1
Total liabilities and stockholders' equity	$4,974.1	$4,903.7

ELEMENT SOLUTIONS INC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	2023					2022
(dollars in millions)	Q1	Q2	Q3	Q4	FY	FY
Cash flows from operating activities:
Net income (loss)	$43.0	$29.7	$(31.7)	$77.2	$118.2	$188.0
Net income (loss) from discontinued operations, net of tax	—	2.9	—	(0.8)	2.1	1.8
Net income (loss) from continuing operations	43.0	26.8	(31.7)	78.0	116.1	186.2
Reconciliation of net income (loss) to net cash flows provided by operating activities:
Depreciation and amortization	39.1	41.1	44.5	42.0	166.7	161.3
Deferred income taxes	(0.4)	2.9	(10.6)	(61.8)	(69.9)	15.1
Foreign exchange (gain) loss	(7.3)	(8.8)	5.6	(0.1)	(10.6)	3.4
Incentive stock compensation	4.4	3.3	2.9	(1.2)	9.4	17.7
Goodwill impairment	—	—	80.0	—	80.0	—
Other, net	2.2	21.3	2.3	16.4	42.2	11.4
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(2.6)	2.2	(6.2)	(0.2)	(6.8)	6.4
Inventories	(29.1)	(10.5)	2.4	27.7	(9.5)	(31.2)
Accounts payable	18.6	(8.1)	2.8	(13.0)	0.3	(0.1)
Accrued expenses	(22.3)	10.4	3.9	17.9	9.9	(33.0)
Prepaid expenses and other current assets	2.7	(0.7)	1.4	(1.5)	1.9	(26.6)
Other assets and liabilities	5.2	1.0	(9.9)	7.6	3.9	(14.7)
Net cash flows provided by operating activities	53.5	80.9	87.4	111.8	333.6	295.9
Cash flows from investing activities:
Capital expenditures	(9.1)	(13.8)	(13.4)	(16.4)	(52.7)	(47.8)
Proceeds from disposal of property, plant and equipment	0.5	—	0.9	—	1.4	4.8
Acquisitions, net of cash acquired	—	(188.3)	(0.3)	(26.2)	(214.8)	(22.6)
Other, net	(3.0)	—	0.3	18.6	15.9	(9.6)
Net cash flows used in investing activities	(11.6)	(202.1)	(12.5)	(24.0)	(250.2)	(75.2)
Cash flows from financing activities:
Debt proceeds, net of discount	—	150.0	—	1,147.1	1,297.1	—
Repayments of borrowings	(2.9)	(2.9)	(2.8)	(1,255.5)	(1,264.1)	(16.4)
Repurchases of common stock	—	—	—	—	—	(151.0)
Dividends	(19.4)	(19.3)	(19.4)	(19.3)	(77.4)	(78.4)
Payment of financing fees	—	(0.7)	(0.3)	(5.3)	(6.3)	(1.9)
Other, net	(7.2)	(0.3)	(0.2)	(0.3)	(8.0)	(27.9)
Net cash flows (used in) provided by financing activities	(29.5)	126.8	(22.7)	(133.3)	(58.7)	(275.6)
Net cash flows provided by (used in) operating activities of discontinued operations	—	2.9	—	(0.7)	2.2	1.8
Effect of exchange rate changes on cash and cash equivalents	1.0	(5.1)	(5.0)	5.9	(3.2)	(11.4)
Net increase (decrease) in cash and cash equivalents	13.4	3.4	47.2	(40.3)	23.7	(64.5)
Cash and cash equivalents at beginning of period	265.6	279.0	282.4	329.6	265.6	330.1
Cash and cash equivalents at end of period	$279.0	$282.4	$329.6	$289.3	$289.3	$265.6
Supplemental disclosure information of continuing operations:
Cash paid for interest	$21.3	$4.5	$22.9	$7.4	$56.1	$46.9
Cash paid for income taxes	$12.7	$18.8	$17.5	$24.7	$73.7	$66.5

ELEMENT SOLUTIONS INC
ADDITIONAL FINANCIAL INFORMATION
(Unaudited)

I. SUMMARY RESULTS (1)
	Three Months Ended December 31,					Twelve Months Ended December 31,
(dollars in millions)	2023	2022	Reported	Constant Currency	Organic	2023	2022	Reported	Constant Currency	Organic
Net Sales
Electronics	$352.3	$339.4	4%	4%	(1)%	$1,414.7	$1,611.2	(12)%	(10)%	(7)%
Industrial & Specialty	221.1	234.4	(6)%	(7)%	(7)%	918.5	938.2	(2)%	(2)%	(2)%
Total	$573.4	$573.8	0%	(1)%	(3)%	$2,333.2	$2,549.4	(8)%	(7)%	(5)%

Net Income
Total	$77.2	$12.9	498%			$118.2	$188.0	(37)%

Adjusted EBITDA
Electronics	$78.3	$67.7	15%	16%		$317.7	$360.7	(12)%	(9)%
Industrial & Specialty	41.5	40.2	4%	3%		164.6	165.9	(1)%	1%
Total	$119.8	$107.9	11%	11%		$482.3	$526.6	(8)%	(6)%

	Three Months Ended December 31,			Constant Currency		Twelve Months Ended December 31,			Constant Currency
	2023	2022	Change	2023	Change	2023	2022	Change	2023	Change
Net Income Margin
Total	13.5%	2.3%	1,120bps			5.1%	7.4%	(230)bps

Adjusted EBITDA Margin
Electronics	22.2%	20.0%	220bps	22.3%	230bps	22.5%	22.4%	10bps	22.7%	30bps
Industrial & Specialty	18.8%	17.1%	170bps	19.0%	190bps	17.9%	17.7%	20bps	18.2%	50bps
Total	20.9%	18.8%	210bps	21.0%	220bps	20.7%	20.7%	0bps	20.9%	20bps
(1) Reflects the transfer in the first quarter of 2023 of the operational responsibility of the Company's Films business from its Graphics Solutions business in its Industrial & Specialty segment to its Circuitry Solutions business in its Electronics segment and the transfer of certain product lines between its Assembly Solutions business and its Semiconductor Solutions business, both of which are part of its Electronics segment. Historical information has been reclassified to reflect these changes for all periods presented.

II. CAPITAL STRUCTURE
(dollars in millions)		Maturity	Interest Rate	December 31, 2023
Instrument
Term Loans	(1)	12/18/2030	SOFR plus 2.00%	$1,150.0
Total First Lien Debt				1,150.0
Senior Notes due 2028		9/1/2028	3.875%	800.0
Total Debt				1,950.0
Cash Balance				289.3
Net Debt				$1,660.7
Adjusted Shares Outstanding	(2)			243.8
Market Capitalization	(3)			$5,641.5
Total Capitalization				$7,302.2

(1) Element Solutions swapped its floating term loan rate to a fixed rate for all of its outstanding term loans through the use of interest rate swaps and cross-currency swaps which mature in January 2025 or December 2028, as applicable. At December 31, 2023, 100% of the Company's debt was fixed.
(2) See "Adjusted Common Shares Outstanding at December 31, 2023 and 2022" following the footnotes under the "Adjusted Earnings Per Share (EPS)" reconciliation table below.
(3) Based on the closing price of the shares of Element Solutions of $23.14 at December 29, 2023, which was the last business day of the year.

III. SELECTED FINANCIAL DATA
	Three Months Ended December 31,		Twelve Months Ended December 31,
(dollars in millions)	2023	2022	2023	2022
Interest expense	$15.4	$12.7	$58.9	$53.8
Interest paid	7.4	3.2	56.1	46.9
Income tax (benefit) expense	(40.4)	25.4	13.0	85.8
Income taxes paid	24.7	20.9	73.7	66.5
Capital expenditures	16.4	15.0	52.7	47.8
Proceeds from disposal of property, plant and equipment	—	1.4	1.4	4.8

IV. SUPPLEMENTAL INFORMATION
	2023				2022
(dollars in millions)	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Net Sales
Electronics	$339.6	$355.8	$367.0	$352.3	$441.6	$440.8	$389.4	$339.4
Industrial & Specialty	234.8	230.3	232.3	221.1	238.6	236.1	229.1	234.4
Total	$574.4	$586.1	$599.3	$573.4	$680.2	$676.9	$618.5	$573.8

Net Income
Total	$43.0	$29.7	$(31.7)	$77.2	$56.4	$65.4	$53.3	$12.9

Adjusted EBITDA
Electronics	$72.7	$76.3	$90.4	$78.3	$100.9	$101.2	$90.9	$67.7
Industrial & Specialty	39.6	39.8	43.7	41.5	43.9	39.2	42.6	40.2
Total	$112.3	$116.1	$134.1	$119.8	$144.8	$140.4	$133.5	$107.9

Non-GAAP Measures
To supplement its financial measures prepared in accordance with GAAP, Element Solutions presents in this release the following non-GAAP financial measures: EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted EPS, adjusted common shares outstanding, free cash flow, organic net sales growth, first quarter 2024 guidance for adjusted EBITDA, and full year 2024 guidance for adjusted EBITDA, constant currency adjusted EBITDA growth, and free cash flow. The Company also evaluates and presents its results of operations on a constant currency basis.
Management internally reviews these non-GAAP measures to evaluate performance and liquidity on a comparative period-to-period basis in terms of absolute performance, trends and expected future performance with respect to the Company’s business, and believes that these non-GAAP measures provide investors with an additional perspective on trends and underlying operating results on a period-to-period comparable basis.  The Company also believes that investors find this information helpful in understanding the ongoing performance of its operations as well as their ability to generate cash separate from items that may have a disproportionate positive or negative impact on its financial results in any particular period or that are considered to be associated with its capital structure.  These non-GAAP financial measures, however, have limitations as analytical tools, and should not be considered in isolation from, a substitute for, or superior to, the related financial information that Element Solutions reports in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they exclude significant expenses and income that are required by GAAP to be recorded in the Company’s financial statements, and may not be completely comparable to similarly titled measures of other companies due to potential differences in calculation methods. In addition, these measures are subject to inherent limitations as they reflect the exercise of judgment by management about which items are excluded or included in determining these non-GAAP financial measures. Investors are encouraged to review the definitions and reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate the Company's businesses.
The Company provides first quarter 2024 and full year 2024 guidance for adjusted EBITDA and constant currency adjusted EBITDA growth only on a non-GAAP basis. Reconciliations of such forward-looking non-GAAP measures to GAAP are excluded in reliance upon the exception provided by Item 10(e)(1)(i)(B) of Regulation S-K due to the inherent difficulty in forecasting and quantifying, without unreasonable efforts, certain amounts that are necessary for such reconciliations, including adjustments that could be made for restructurings, refinancings, impairments, divestitures, integration and acquisition-related expenses, share-based compensation amounts, non-recurring, unusual or unanticipated charges, expenses or gains, adjustments to inventory and other charges reflected in reconciliations of historic numbers, the amount of which, based on historical experience, could be significant.
Constant Currency:
The Company discloses net sales and adjusted EBITDA on a constant currency basis by adjusting results to exclude the impact of changes due to the translation of foreign currencies of its international locations into U.S. dollar. Management believes this non-GAAP financial information facilitates period-to-period comparison in the analysis of trends in business performance, thereby providing valuable supplemental information regarding its results of operations, consistent with how the Company internally evaluates its financial results.
The impact of foreign currency translation is calculated by converting the Company's current-period local currency financial results into U.S. dollar using the prior period's exchange rates and comparing these adjusted amounts to its prior period reported results. The difference between actual growth rates and constant currency growth rates represents the estimated impact of foreign currency translation.
Organic Net Sales Growth:
Organic net sales growth is defined as net sales excluding the impact of foreign currency translation, changes due to the pass-through pricing of certain metals, and acquisitions and/or divestitures, as applicable. Management believes this non-GAAP financial measure provides investors with a more complete understanding of the underlying net sales trends by providing comparable net sales over differing periods on a consistent basis.

The following table reconciles GAAP net sales growth to organic net sales growth for the three and twelve months ended December 31, 2023:

	Three Months Ended December 31, 2023
	Reported Net Sales Growth	Impact of Currency	Constant Currency	Change in Pass-Through Metals Pricing	Acquisitions	Organic Net Sales Growth
Electronics	4%	0%	4%	(4)%	(1)%	(1)%
Industrial & Specialty	(6)%	(1)%	(7)%	—%	0%	(7)%
Total	0%	(1)%	(1)%	(2)%	(1)%	(3)%
NOTE: Totals may not sum due to rounding.

	Twelve Months Ended December 31, 2023
	Reported Net Sales Growth	Impact of Currency	Constant Currency	Change in Pass-Through Metals Pricing	Acquisitions	Organic Net Sales Growth
Electronics	(12)%	2%	(10)%	4%	(1)%	(7)%
Industrial & Specialty	(2)%	1%	(2)%	—%	0%	(2)%
Total	(8)%	1%	(7)%	2%	(1)%	(5)%
NOTE: Totals may not sum due to rounding.
For the three months ended December 31, 2023, Electronics' consolidated results were positively impacted by $12.0 million of pass-through metals pricing and $3.2 million of acquisitions and Industrial & Specialty's consolidated results were positively impacted by $0.1 million of acquisitions.
For the twelve months ended December 31, 2023, Electronics' consolidated results were negatively impacted by $61.5 million of pass-through metals pricing and positively impacted by $9.8 million of acquisitions and Industrial & Specialty's consolidated results were positively impacted by $3.9 million of acquisitions.
Adjusted Earnings Per Share (EPS):
Adjusted EPS is a key metric used by management to measure operating performance and trends as management believes the exclusion of certain expenses in calculating adjusted EPS facilitates operating performance comparisons on a period-to-period basis. Adjusted EPS is defined as net income adjusted to reflect adjustments consistent with the Company's definition of adjusted EBITDA. Additionally, the Company eliminates amortization expense associated with intangible assets, incremental depreciation associated with the step-up of fixed assets and incremental cost of sales associated with the step-up of inventories recognized in purchase accounting for acquisitions.
Further, the Company adjusts its effective tax rate to 20%, as described in footnote (10) under the reconciliation table below. This effective tax rate, which reflects the Company’s estimated long-term expectations for taxes to be paid on its adjusted non-GAAP earnings, is consistent with how management evaluates the Company’s financial performance. The Company also believes that providing a fixed rate facilitates comparisons of business performance from period to period. This non-GAAP effective tax rate is lower than the average of the statutory tax rates applicable to the Company’s jurisdictional mix of earnings, primarily because it reflects tax benefits derived from U.S. tax attribute carryforwards, which consist of operating losses and tax credits.
The resulting adjusted net income is then divided by the Company's adjusted common shares outstanding. Adjusted common shares outstanding represent the shares outstanding as of the balance sheet date for the quarter-to-date period and an average of each quarter for the year-to-date period, plus shares issuable upon exercise or vesting of all outstanding equity awards (assuming a performance achievement target level for equity awards with targets considered probable).

The following table reconciles GAAP "Net income" to "Adjusted net income" and presents the number of adjusted common shares outstanding used in calculating adjusted EPS for each period presented below:

		Three Months Ended December 31,		Twelve Months Ended December 31,
(dollars in millions, except per share amounts)		2023	2022	2023	2022
Net income		$77.2	$12.9	$118.2	$188.0
Loss (income) from discontinued operations, net of tax		0.8	—	(2.1)	(1.8)
Net income attributable to the non-controlling interests		(0.1)	(0.2)	(0.1)	(0.8)
Reversal of amortization expense	(1)	30.8	29.2	124.1	119.7
Adjustment to reverse incremental depreciation expense from acquisitions	(1)	0.3	0.5	1.5	2.2
Inventory step-up	(1)	3.3	—	3.3	0.5
Restructuring expense	(2)	5.1	3.4	11.4	9.5
Acquisition and integration expense	(3)	3.5	4.4	16.8	10.6
Foreign exchange (gain) loss on intercompany loans	(4)	(2.1)	4.6	(9.7)	7.8
Debt refinancing costs	(5)	7.8	—	7.8	—
Goodwill impairment	(6)	—	—	80.0	—
Kuprion Acquisition research and development charge	(7)	—	—	15.7	—
Adjustment of stock compensation previously not probable	(8)	—	—	—	1.3
Other, net	(9)	10.3	6.3	11.9	12.4
Tax effect of pre-tax non-GAAP adjustments	(10)	(11.8)	(9.7)	(52.6)	(32.8)
Adjustment to estimated effective tax rate	(10)	(47.9)	17.8	(12.8)	31.4
Adjusted net income		$77.2	$69.2	$313.4	$348.0

Adjusted earnings per share	(11)	$0.32	$0.29	$1.29	$1.41

Adjusted common shares outstanding	(11)	243.8	243.1	243.9	246.7
(1)    The Company eliminates the amortization expense associated with intangible assets, incremental depreciation associated with the step-up of fixed assets and incremental cost of sales associated with the step-up of inventories recognized in purchase accounting for acquisitions. The Company believes these adjustments provide insight with respect to the cash flows necessary to maintain and enhance its product portfolio.
(2)    The Company adjusts for costs of restructuring its operations, including those related to its acquired businesses. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(3)    The Company adjusts for costs associated with acquisition and integration activity, including costs of obtaining related financing, legal and accounting fees and transfer taxes. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(4)    The Company adjusts for foreign exchange gains and losses on intercompany loans because it expects the period-to-period movement of the applicable currencies to offset on a long-term basis and because these gains and losses are not fully realized due to their long-term nature. The Company does not exclude foreign exchange gains and losses on short-term intercompany and third-party payables and receivables.
(5)    The Company adjusts for costs related to the prepayment of its prior term loans because it believes these costs are not reflective of ongoing operations.
(6)    The Company recorded a non-cash impairment charge of $80.0 million related to its Graphics Solutions reporting unit in its Industrial & Specialty segment in the third quarter of 2023. The Company adjusts this cost because it believes it is not reflective of ongoing operations.
(7)    The Company adjusts for research and development costs associated with the purchase accounting related to the acquisition of Kuprion, Inc. The Company adjusts these costs because it believes they are not reflective of ongoing operations.
(8)    The Company adjusts for costs relating to certain stretch target performance-based restricted stock units granted to certain key executives as the achievement of the performance target for these awards was not deemed probable prior to the second quarter of 2021 and, therefore, compensation expense for these awards did not begin to be recognized until the second quarter of 2021 when achievement of the performance target became probable. The Company adjusts these costs as it believes it provides a more meaningful comparison of its performance between periods.
(9)    The Company's adjustments consist primarily of highly inflationary accounting losses for its operations in Turkey of $9.9 million and $4.9 million, certain professional consulting fees and unrealized gains/losses on metals derivative contracts for the years ended December 31, 2023 and 2022, respectively. The Company adjusts for highly inflationary accounting impacts for its operations in Turkey and unrealized gains/losses on metals derivative contracts as it believes it provides a more meaningful comparison of its performance between periods. The Company adjusts for certain professional consulting fees because it believes they are not reflective of ongoing operations.
(10)    The Company uses a non-GAAP effective tax rate of 20%. This rate, which reflects the Company's estimated long-term expectations for taxes to be paid on its adjusted non-GAAP earnings, is consistent with how management evaluates the Company's financial performance. The Company also believes that providing a fixed rate facilitates comparisons of business performance from period to period. This non-GAAP effective tax rate is lower than the average of the statutory tax rates applicable to the Company's jurisdictional mix of earnings, primarily because it reflects tax benefits derived from U.S. tax attribute carryforwards, which consist of operating losses and tax credits. These economic benefits are expected to recur through 2028. Without taking into account these benefits derived from its U.S. tax attribute carryforwards and other similar adjustments, the Company's non-GAAP effective tax rate would have been 23.9% which would have resulted in a $0.07 reduction in Adjusted EPS for the year ended December 31, 2023.
(11)    The Company defines "Adjusted common shares outstanding" as the number of shares of its common stock outstanding as of the balance sheet date for the quarter-to-date period and an average of each quarter for the year-to-date period, plus the shares issuable upon exercise or vesting of all outstanding equity awards (assuming a performance achievement target level for equity awards with targets considered probable). The Company adjusts the number of its outstanding common shares for this calculation as it believes it provides a better understanding of its results of operations on a per share basis. See the table below for further information.
Adjusted Common Shares Outstanding at December 31, 2023 and 2022
The following table shows the Company's adjusted common shares outstanding at each period presented:

	2023		2022
(amounts in millions)	Q4	FY Average	Q4	FY Average
Basic common shares outstanding	241.5	241.5	240.8	244.3
Number of shares issuable upon vesting of granted Equity Awards	2.3	2.4	2.3	2.4
Adjusted common shares outstanding	243.8	243.9	243.1	246.7

EBITDA and Adjusted EBITDA:
EBITDA represents earnings before interest, provision for income taxes, depreciation and amortization. Adjusted EBITDA is defined as EBITDA, excluding the impact of additional items included in GAAP earnings which the Company believes are not representative or indicative of its ongoing business or are considered to be associated with its capital structure, as described in the footnotes located under the "Adjusted Earnings Per Share (EPS)" reconciliation table above. Adjusted EBITDA for each segment also includes an allocation of corporate costs, such as compensation expense and professional fees. Management believes adjusted EBITDA and adjusted EBITDA margin provide investors with a more complete understanding of the long-term profitability trends of the Company's business and facilitate comparisons of its profitability to prior and future periods.
The following table reconciles GAAP "Net income (loss)" to "Adjusted EBITDA" for each of the periods presented:

		2023
(dollars in millions)		Q1	Q2	Q3	Q4	FY
Net income (loss)		$43.0	$29.7	$(31.7)	$77.2	$118.2
Add (subtract):
(Income) loss from discontinued operations, net of tax		—	(2.9)	—	0.8	(2.1)
Income tax expense (benefit)		16.9	21.2	15.3	(40.4)	13.0
Interest expense, net		11.7	12.0	13.3	12.3	49.3
Depreciation expense		9.5	10.1	11.8	11.2	42.6
Amortization expense		29.6	31.0	32.7	30.8	124.1
EBITDA		110.7	101.1	41.4	91.9	345.1
Adjustments to reconcile to Adjusted EBITDA:
Inventory step-up	(1)	—	—	—	3.3	3.3
Restructuring expense	(2)	2.3	1.9	2.1	5.1	11.4
Acquisition and integration expense	(3)	3.9	4.4	5.0	3.5	16.8
Foreign exchange (gain) loss on intercompany loans	(4)	(5.6)	(8.5)	6.5	(2.1)	(9.7)
Debt refinancing costs	(5)	—	—	—	7.8	7.8
Goodwill impairment	(6)	—	—	80.0	—	80.0
Kuprion Acquisition research and development charge	(7)	—	15.7	—	—	15.7
Other, net	(9)	1.0	1.5	(0.9)	10.3	11.9
Adjusted EBITDA		$112.3	$116.1	$134.1	$119.8	$482.3
NOTE: For the footnote descriptions, please refer to the footnotes located under the "Adjusted Earnings Per Share (EPS)" reconciliation table above.

		2022
(dollars in millions)		Q1	Q2	Q3	Q4	FY
Net income		$56.4	$65.4	$53.3	$12.9	$188.0
Add (subtract):
Income from discontinued operations, net of tax		—	(1.8)	—	—	(1.8)
Income tax expense		20.0	23.9	16.5	25.4	85.8
Interest expense, net		14.1	13.2	12.3	11.6	51.2
Depreciation expense		10.6	10.3	10.6	10.1	41.6
Amortization expense		31.0	30.3	29.2	29.2	119.7
EBITDA		132.1	141.3	121.9	89.2	484.5
Adjustments to reconcile to Adjusted EBITDA:
Inventory step-up	(1)	0.5	—	—	—	0.5
Restructuring expense	(2)	1.9	1.3	2.9	3.4	9.5
Acquisition and integration expense	(3)	2.9	1.1	2.2	4.4	10.6
Foreign exchange loss (gain) on intercompany loans	(4)	1.6	(0.9)	2.5	4.6	7.8
Adjustment of stock compensation previously not probable	(8)	1.3	—	—	—	1.3
Other, net	(9)	4.5	(2.4)	4.0	6.3	12.4
Adjusted EBITDA		$144.8	$140.4	$133.5	$107.9	$526.6
Free Cash Flow:
Free cash flow is defined as net cash flows from operating activities less net capital expenditures. Net capital expenditures include capital expenditures less proceeds from the disposal of property, plant and equipment. Management believes that free cash flow, which measures the Company’s ability to generate cash from its business operations, is an important financial measure for evaluating the Company's liquidity. Free cash flow should be considered as an additional measure of liquidity to, rather than as a substitute for, net cash provided by operating activities.
The following table reconciles "Cash flows from operating activities" to "Free cash flows" for the periods presented and the Company's free cash flow outlook for the full year 2024:

	Three Months Ended December 31,		Twelve Months Ended December 31,		Outlook
(dollars in millions)	2023	2022	2023	2022	2024
Cash flows from operating activities	$111.8	$100.5	$333.6	$295.9	~$330-$360
Capital expenditures	(16.4)	(15.0)	(52.7)	(47.8)	~(50)-(60)
Proceeds from disposal of property, plant and equipment	—	1.4	1.4	4.8	~0
Free cash flow	$95.4	$86.9	$282.3	$252.9	~$280-$300

Investor Relations Contact:	Media Contact:
Varun Gokarn Senior Director, Strategy and Finance Element Solutions Inc 1-203-952-0369 IR@elementsolutionsinc.com	Scott Bisang / Ed Hammond / Tali Epstein Collected Strategies 1-212-379-2072 esi@collectedstrategies.com